SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                Filed by the registrant                      X

                Filed by a party other than the registrant  ___

   Check the appropriate box:

        ___ Preliminary proxy statement

        X   Definitive Proxy Statement

        ___ Definitive additional materials

        ___ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                NUI CORPORATION
               (Name of Registrant as Specified in Its Charter)

                              JOSEPH P. COUGHLIN
                  (Name of Person(s) Filing Proxy Statement)

   Payment of filing fee (Check appropriate box):

   X    $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i), or 14a-
           6(j)(2).
   ___ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   ___ Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transactions applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11:

   (4) Proposed maximum aggregate value of transaction:

   ___ Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing

   (1) Amount previously paid:

   (2) Form, schedule or registration statement no.:

   (3) Filing party:

   (4) Date filed:


                                NUI Corporation
                        550 Route 202-206, P.O. Box 760
                       Bedminster, New Jersey 07921-0760
                                (908) 781-0500

                   Notice of Annual Meeting of Shareholders


   To the Shareholders:

   The Annual Meeting of Shareholders of NUI Corporation ("NUI") will be held in the auditorium at One Elizabethtown Plaza, Union, New Jersey, on Tuesday, March 14, 1995 at 10:30 A.M. for the following purposes:

        I. To elect three (3) directors for three-year terms expiring in 1998;

        II. To approve the appointment, by the Board of Directors, of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 1995;

        III. To take action upon any other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on January 20, 1995 as the record date for the determination of the shareholders entitled to notice of and to vote at such Annual Meeting or any adjournment or postponement thereof.

                                 By Order of the Board of Directors

                                 JOSEPH P. COUGHLIN
                                 Secretary

   January 27, 1995

                                   IMPORTANT
   SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING. PLEASE USE THE ACCOMPANYING POSTAGE-PAID ENVELOPE.



   Convenient parking is available in the immediate vicinity for shareholders attending the meeting. Directions to the meeting site are included on the back cover.


                               TABLE OF CONTENTS


                                                                       Page


               RECORD DATE, SHAREHOLDERS ENTITLED TO VOTE AND
                    REQUIRED VOTE  . . . . . . . . . . . . . . . . . .    1

               SOLICITATION, REVOCATION AND VOTING OF PROXIES  . . . .    1

               ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . .    2
               The Board of Directors  . . . . . . . . . . . . . . . .    4
               Certain Committees of the Board of Directors  . . . . .    6
               Compensation of Directors . . . . . . . . . . . . . . .    7
               Compensation Committee Interlocks and Insider
                   Participation . . . . . . . . . . . . . . . . . . .    7
               Family Relationships  . . . . . . . . . . . . . . . . .    8
               Certain Relationships and Related Transactions  . . . .    8
               Compliance With Section 16(a) of the Exchange Act . . .    8

               APPROVAL OF AUDITORS  . . . . . . . . . . . . . . . . .    9

               OTHER BUSINESS  . . . . . . . . . . . . . . . . . . . .    9

               OWNERSHIP OF VOTING SECURITIES BY CERTAIN
               BENEFICIAL OWNERS AND MANAGEMENT  . . . . . . . . . . .    9
               Security Ownership of Certain Beneficial Owners . . . .    9
               Security Ownership of Management  . . . . . . . . . . .   10

               EXECUTIVE OFFICERS  . . . . . . . . . . . . . . . . . .   11

               EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . .   13
               Compensation Committee Report on Executive Compensation   13
               Performance Graph . . . . . . . . . . . . . . . . . . .   15
               Annual Compensation, Long-Term Compensation and All
                   Other Compensation  . . . . . . . . . . . . . . . .   16
               Options and SARs  . . . . . . . . . . . . . . . . . . .   19
               Long-Term Incentive Plan Awards . . . . . . . . . . . .   19
               Employment Contracts, Termination of Employment and
                   Change in Control Agreements  . . . . . . . . . . .   19

               ANNUAL REPORT . . . . . . . . . . . . . . . . . . . . .   20

               SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . .   20


                                NUI CORPORATION
                        550 Route 202-206, P.O. Box 760
                      Bedminster, New Jersey  07921-0760


                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                MARCH 14, 1995


               This Proxy Statement is being furnished to shareholders in connection with the solicitation by the Board of Directors of NUI Corporation (hereinafter called the "Corporation" or "NUI") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, March 14, 1995, at 10:30 A.M., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to shareholders is January 27, 1995.

         RECORD DATE, SHAREHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE

               Only holders of shares of NUI common stock, no par value (the "Common Stock") of record at the close of business on January 20, 1995 are entitled to notice of and to vote at the Annual Meeting. As of January 20, 1995 there were outstanding 9,229,121 shares of Common Stock which is the only class of capital stock entitled to vote at the meeting. On January 20, 1995, the shares of Common Stock were held by 6,956 holders of record.

               The presence of a majority of the outstanding shares of Common Stock, either in person or by proxy, is necessary to constitute a quorum at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held.

               Pursuant to the By-Laws of NUI (the "By-Laws") the affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy and voting at the Annual Meeting is required to elect the three directors to the Board of Directors. The affirmative vote of the holders of a majority of the shares of the Common Stock represented in person or by proxy and voting at the Annual Meeting is required to approve the appointment of Arthur Andersen LLP as NUI's independent public accountants. The votes will be counted by Mellon Securities Trust, as Inspector.

                SOLICITATION, REVOCATION AND VOTING OF PROXIES

               This solicitation is made on behalf of the Board of Directors of the Corporation. The cost of soliciting these proxies will be borne by the Corporation. In addition to solicitation by mail, the Corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for their expenses in so doing. The solicitation will initially be by mail and it may later be decided to make further solicitation by mail, telephone, or personal calls by directors, officers and regular employees of the Corporation and its subsidiaries and others.


               The form of proxy enclosed is for use at the Annual Meeting if a shareholder is unable to attend in person. The proxy may be revoked by a shareholder at any time before it is exercised. All shares represented by valid proxies received prior to the Annual Meeting, and not revoked before they are exercised, will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR each of the nominees to the Board of Directors and FOR the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 1995. A shareholder may revoke his or her proxy at any time prior to its use by delivering a written notice to the secretary of the Annual Meeting at NUI Corporation, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760 or by delivering a later-dated proxy to the secretary of the Annual Meeting. Pursuant to New Jersey law, the presen ce at the Annual Meeting of a shareholder who has given a proxy will not revoke such proxy unless the shareholder files written notice of such revocation with the secretary of the Annual Meeting prior to the voting of such proxy or votes the shares subject to the proxy by written ballot.


                             ELECTION OF DIRECTORS


               The By-Laws provide that the Board of Directors shall consist of not less than eight nor more than 25 directors. Pursuant to action taken by the Board of Directors, the number of directors has been fixed at ten. The By-Laws also provide that the Board of Directors shall be divided into three classes with directors in each class serving three-year terms. Approximately one-third of the Board of Directors will be elected each year. At each annual meeting of shareholders, successors for those directors whose terms expire at that annual meeting will be elected to serve for three-year terms.

               It is intended that the persons named in the proxy accompanying this Proxy Statement will vote in favor of John Kean, John Kean, Jr. and Bernard S. Lee as directors of the Corporation for three-year terms expiring at the 1998 annual meeting of shareholders or until their successors are elected or appointed. John Kean and Bernard S. Lee are presently serving as directors and were elected by the shareholders at the 1992 annual meeting. John Kean, Jr. was selected as a nominee by the Board of Directors.

               While it is not anticipated that any of the nominees will be unable to serve, if any such nominee is not a candidate for election as a director at the meeting, the proxy will be voted in favor of such other person or persons, if any, in lieu thereof as the present Board of Directors shall determine. There are no arrangements or understandings between any nominee for election and any other person pursuant to which such nominee was selected.

               The following information, as of October 31, 1994, with respect to name, age, current term, committee memberships, the period served as a director and business experience during the past five years is provided with respect to each nominee:

                             John Kean, age 65
                             Current term expires in 1995
                             Chairman and chief executive officer of NUI and a member of the Executive Committee.

   Photo of                  Mr. Kean has served as chairman and chief
   John Kean                 executive officer of NUI since October 1994
                             and as president and chief executive officer of NUI and as a director since 1969. He has served as chairman of the board of directors of NUI's principal operating subsidiary (now a division), Elizabethtown Gas Company ("EGC") since 1980 and since the acquisition of City
                             Gas Company of Florida ("City Gas") ("Florida
                             Division") by NUI in 1988, as chairman and a member of the board of the Florida Division since 1988 and as its chairman since 1991, and as chairman and a member of the board of the Pennsylvania & Southern Gas Division Company
                             ("PSGS") since April 1994. Mr. Kean is a director of E'Town Corporation* and of its subsidiary, Elizabethtown Water Company*. From
                             June 1985 to June 1988, Mr. Kean served as president of the International Gas Union*, a federation of technical and scientific gas industries associations.

                             John Kean, Jr., age 37
                             President and Chief Operating Officer of NUI

   Photo of                  Mr. Kean has served as president and chief
   John Kean, Jr.            operating officer of NUI since October 1994,
                             as executive vice-president of NUI from
                             January 1992 to September 1994, as executive vice president of EGC from March 1993 to September 1994 and as chief financial officer of NUI from March 1991 to March 1993. Mr.
                             Kean had served as vice-president operations from February 1990 until his appointment as chief financial officer. From June 1988 through February 1990, Mr. Kean was executive vice-president and chief operating officer of KCS Energy Group ("KCS")*, a company which had been owned by NUI until May 1988 when all of the outstanding shares of its common stock were distributed to the NUI shareholders.
                             Between January 1985 and June 1988, Mr. Kean served NUI as assistant vice-president strategy development. Through February 16,
                             1995, Mr. Kean served as a director of KCS and chairman of PIM Corporation*; he has chosen not to stand for reelection as a director of KCS and PIM. He has served also as a director and chief executive officer of several of KCS's subsidiary companies.

   ------------------------------------
   *Not affiliated with NUI Corporation

                             Bernard S. Lee, age 60
                             Current term expires in 1995
                             Member of the Audit and Compensation
                             Committees.

   Photo of                  Mr. Lee has served as director since January
   Bernard S. Lee            1992. Mr. Lee has served as chief executive
                             officer and president of the Institute of Gas
                             Technology* ("IGT") since 1978 and he serves as a member of the board of trustees of IGT and its executive committee. He is also chairman and president of GDC Inc.*, Endesco, Inc.*, and M-C Powers*, all of which are subsidiaries of IGT. Mr. Lee is a director of Peerless Mfg. Co.*, Energy Biosystems Corp*,
                             National Fuel Gas Company*, and he also serves on the advisory board of the Center for Applied Energy Research* at the University of
                             Kentucky.

   The Board of Directors

               The following information, as of October 31, 1994, with respect to name, age, current term, committee memberships, the period served as director and business experience during the past five years is provided with respect to each director whose current term extends beyond 1995:

                             Calvin R. Carver, age 69
                             Current term expires in 1996
                             Member of the Audit, Executive and Investment Committees.

   Photo of                  Mr. Carver has served as a director of NUI
   Calvin R. Carver          since 1969 (except for four months ended March
                             1982) and as a director of EGC since 1965. Mr.
                             Carver had served as executive vice-president of NUI until his retirement in 1986. He is a director and treasurer of Penn-Jersey Pipe
                             Line Co.*

                             Vera King Farris, age 54
                             Current term expires in 1996
                             Member of the Compensation Committee.

   Photo of                  Ms. Farris has served as a director of NUI
   Vera King Farris          since May 1994 and prior thereto as a director
                             of EGC from 1983 to May 1994. For more than five years she has served as President of The
                             Richard Stockton College of New Jersey. She also serves as a director of Flagstar
                             Companies, Inc.* and on the boards of numerous educational and civic organizations.

   ------------------------------------
   *Not affiliated with NUI Corporation


                             James J. Forese, age 58
                             Current term expires in 1997
                             Member of the Audit, Executive and
                             Compensation Committees.

   Photo of                  Mr. Forese has served as a director of NUI
   James J. Forese           since 1978. Since October 1, 1993, Mr. Forese
                             serves as General Manager, IBM Customer
                             Financing and Chairman, IBM Credit Corporation and has served as vice-president of International Business Machines Corporation* since 1983 and as vice-president, finance, International Business Machines Corporation since 1990. He has also served as a member of the IBM Corporate Management Board since 1988.
                             From 1988 to 1990, Mr. Forese served as group executive of the IBM World Trade Americas
                             Group and, until 1988, Mr. Forese served as executive vice-president and director of IBM
                             World Trade Europe/Middle East/Africa
                             Corporation.* Mr. Forese serves as a director of IBM Latin America*, American Management
                             Systems, Inc.*, Alco Standard Corp.* and
                             Lexmark International, Inc.*.

                             Robert W. Kean, Jr., age 72
                             Current term expires in 1996
                             Member of the Executive and Investment
                             Committees.

   Photo of                  Mr. Kean, Jr. has served as a director of NUI
   Robert W. Kean, Jr.       since 1969 and as a director of EGC since
                             1950. For more than five years, Mr. Kean, Jr.
                             has been chairman and chief executive officer of E'town Corporation* and its subsidiary, Elizabethtown Water Company*, a director of the New Jersey Audubon Society*, and a director of New Jersey Business and Industry*
                             (and its affiliate, NJ Manufacturers
                             Association), and a trustee of Elizabeth
                             General Medical Center* and of Fisk
                             University.*




   ------------------------------------
   *Not affiliated with NUI Corporation

                             Jack Langer, age 57
                             Current term expires in 1997
                             Member of the Executive Committee.

   Photo of                  Mr. Langer has served as a director of NUI and
   Jack Langer               as a member of the board of the Florida
                             Division since the acquisition of City Gas by NUI in 1988. During the last five years until December 6, 1994 Mr. Langer had served as president and chief executive officer of the Florida Division and he served as president and chief operating officer of City Gas until 1988. He is a director of Intercontinental
                             Bank Corp.*

                             R. V. Whisnand, age 50
                             Current term expires in 1997
                             Member of the Compensation, Executive and Investment Committees.

   Photo of                  Mr. Whisnand has served as a director since
   R. V. Whisnand            1982. During the last five years Mr. Whisnand
                             has served as a partner in Combined Capital
                             Management.* Mr. Whisnand served as executive vice-president of Stone & Webster,
                             Incorporated* from 1986 to 1987 and as
                             president of Stone & Webster Management
                             Consultants, Inc.* from 1984 to 1986.

                             John Winthrop, age 58
                             Current term expires in 1996
                             Member of the Audit and Investment Committees.

   Photo of                  Mr. Winthrop has served as a director since
   John Winthrop             1978. For more than five years, Mr. Winthrop
                             has been president of John Winthrop & Co., Inc.* (investment management). He also served as a director of several mutual funds including the Alliance Capital Reserves Fund* and the Pioneer Funds*. Since 1992, he also served as a director of the American Farmland
                             Trust* in Washington, D.C.

   Certain Committees of the Board of Directors

               The following directors currently serve as members of the Audit Committee of the Board: James J. Forese, Calvin R. Carver, Bernard
   S. Lee and John Winthrop, none of whom is an officer of NUI. The Audit Committee (1) annually recommends to the Board of Directors the appointment of independent public accountants of NUI and its subsidiary companies; (2) reviews the scope of audits; (3) determines the duties and responsibilities of, and reviews the annual program for, the internal auditing staff; and (4) receives, reviews and takes action deemed appropriate with respect to audit reports submitted. The Audit Committee held four meetings during fiscal 1994.

   ------------------------------------
   *Not affiliated with NUI Corporation


               The Board has an Investment Committee on which Calvin R. Carver, John W. Atherton, Jr., Robert W. Kean, Jr., R. V. Whisnand and John Winthrop serve as members. This Committee reviews the general conduct of the investment of the Trust Funds of the NUI Retirement Plan, the Florida Division Pension Trust and the PSGS Division Employees Pension Plan, including the selection of investment manager(s) and the delegation to them of the responsibility for investment management of said Trust Funds, the determination of investment guidelines within which they operate and the review of their performance. The Investment Committee met five times during fiscal 1994.

               The Board of Directors has a Compensation Committee on which
   R. V. Whisnand, John W. Atherton, Jr., Vera King Farris, James J. Forese and Bernard S. Lee serve as members. None of the members is or was an officer or employee of NUI. This Committee reviews and makes recommendations to the Board regarding compensation to be paid to officers of NUI and its subsidiary companies. This Committee administers NUI's 1988 Stock Plan and has the authority to determine, in its discretion, the persons to whom, and the times at which, options, restricted stock and performance units shall be granted and the number of shares of Common Stock to be subject to each such option and restricted stock grant, the restrictions applicable to restricted stock, the performance schedule applicable to performance units and the terms and conditions of each grant consistent with such plans. The Compensation Committee met twice during fiscal 1994.

               NUI does not have a nominating committee. The Board of Directors held six regularly scheduled meetings and one special meeting during fiscal 1994. All directors attended at least 75% of the total number of meetings of the Board and of the Committees of the Board of which they are members.

   Compensation of Directors

               The compensation program for directors, which is aligned with the Corporation's long-term strategic goals and performance and the enhancement of shareholder value, includes long-term compensation involving shares of NUI Common Stock. Each non-employee director of the Corporation earns a retainer fee that consists of a deferred grant of restricted shares of NUI Common Stock. Effective April 1, 1994, such retainer fee was equivalent to a fair market value of $15,000 on the date of grant. On November 22, 1994, the Board of Directors reduced such annual retainer fee from $15,000 to $12,000, retroactive to April
   1, 1994.   In addition, as of June 1, 1994, non-employee directors who also chair committees receive additional deferred grants with a fair market value of $2,500 on the date of grant. As of September 30, 1994, the total deferred grants for non-employee directors provide for the issuance of 14,012 shares of NUI Common Stock, an increase of 4,960 shares during fiscal 1994. In addition, non-employee directors are paid $600 each in cash for attendance at each regular or special meeting of the Board of Directors or any Committee thereof.

               John Kean, Calvin R. Carver, and Robert W. Kean, Jr. currently serve as directors of EGC and are paid $450 for attendance at each meeting of that board. In addition, Calvin R. Carver and Robert W. Kean, Jr. each are paid an annual retainer of $1,000 for serving as directors of EGC.

               Any director of NUI who has served as such for a total of ten years or more (with at least five years as neither an officer nor an employee of NUI or any of its subsidiaries) will be paid, upon retirement at or after age 70, an annual retirement benefit for life equivalent to the annual retainer in effect at the time of the director's retirement, but not less than $8,000. Currently, two retired directors are receiving such benefits.

               Employee directors of the Corporation receive no additional compensation for serving in their capacity as directors of the Corporation.

   Compensation Committee Interlocks and Insider Participation

               During the most recent fiscal year, no member of the Compensation Committee, comprised of Directors Whisnand, Atherton, Farris, Forese and Lee, was or formerly was an officer or employee of NUI or any of its subsidiaries or had any relationship requiring disclosure under Item 404, of Regulation S-K of the Securities and Exchange Commission (the "SEC"). In addition, except as noted below (see "Certain Relationships and Related Transactions"), no executive officer of NUI serves on the board of directors or compensation (or similar) committee of another company, where an executive officer of the other company also serves on the board or compensation (or similar) committee of NUI. John Kean serves on the boards of directors of E'Town Corporation and its subsidiary, Elizabethtown Water Company, but is not a member of their compensation (or similar) committees. Robert W. Kean, Jr., the chairman and chief executive officer of E'Town Corporation and Elizabethtown Water Company, is a director of NUI, but is not a member of the Compensation Committee.

   Family Relationships

                John Kean is a cousin of Robert W. Kean, Jr. and the father of John Kean, Jr. (see "Executive Officers").

   Certain Relationships and Related Transactions

               Transactions With Management and Others. John Kean is a director and Robert W. Kean, Jr. is a director and officer of E'town Corporation and its subsidiary, Elizabethtown Water Company. In fiscal 1994, the Company provided data processing and other services to Elizabethtown Water Company which paid approximately $600,000 for such services.

               Through February 16, 1995 John Kean, Jr. served as a director of KCS Group, Inc. ("KCS"); he has chosen not to stand for reelection. He and members of his family combined hold a material financial interest in KCS. In fiscal 1994 EGC paid KCS approximately $2,150,000 for product and services rendered.

               James J. Forese is a vice-president of International Business Machines Corporation and Bernard S. Lee is chief executive officer and president of IGT. In fiscal 1994, NUI purchased approximately $700,000 of products and services from International Business Machines Corporation and paid IGT approximately $250,000 for dues and services rendered.

               Jack Langer is a director of Intercontinental Bank Corp. ("Intercontinental"). During fiscal 1994, in the ordinary course of business, NUI paid approximately $45,000 to Intercontinental for services rendered. The Corporation provides an Employee Stock Ownership Plan ("ESOP") for certain of its Florida Division employees which is funded in part by a loan from Intercontinental, due May 2002, bearing interest at the annual rate of 6%, which loan is guaranteed by a subsidiary of the Corporation. Interest in the amount of approximately $75,000 was charged on such loan. The amounts outstanding at September 30, 1994 and September 30, 1993 were $1.2 million and $1.3 millions, respectively.

               In August 1987, EGC entered into an Agreement of Lease with Liberty Hall Joint Venture for the occupancy of approximately 160,000 square feet of a 200,000 square foot office building in Union, New Jersey. On December 9, 1987, the predecessor to the New Jersey Board of Public Utilities authorized the acceptance of this agreement subject to certain conditions. The Joint Venture participants are Cali Liberty Hall Associates *(a New Jersey general partnership) and a Kean family trust of which John Kean and Stewart B. Kean are trustees. All negotiations relative to the lease were conducted between EGC and Cali Liberty Hall Associates. No person involved with the Kean family trust participated in such discussions. The annual base rent is approximately $2.5 million through 1994, $2.9 million from 1995 through 1999, $3.3 million from 2000 through 2004, and $3.7 million from 2005 through 2009.

               Indebtedness of Management. None.

   Compliance With Section 16 (a) of the Exchange Act

               On November 11, 1994, Jack Langer filed a Form 5 amending the Form 5 he filed in November 1993 to report an ESOP allocation of 1,996 shares of NUI Common Stock which was omitted from his November 1993 filing.

                             APPROVAL OF AUDITORS

               Arthur Andersen LLP, 1345 Avenue of the Americas, New York, N.Y. 10105, independent certified public accountants, have been auditors of NUI since 1969 and of EGC since 1949. That firm has been selected by the Board of Directors, upon recommendation of its Audit Committee, to serve as independent public accountants for NUI and its subsidiaries for the fiscal year ending September 30, 1995 and shareholder approval FOR such appointment is requested. In the event a majority of the votes being cast are against approval, the Board of Directors will reconsider the appointment.

               It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and also will be available to respond to appropriate questions raised at the meeting or submitted to them in writing before the meeting.


   ------------------------------------
   *Not affiliated with NUI Corporation


                                OTHER BUSINESS

                Management of NUI does not intend to present, and does not have any reason to believe that others will present, at the Annual Meeting, any item of business other than those set forth herein. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxy.






                   OWNERSHIP OF VOTING SECURITIES BY CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

               Security Ownership of Certain Beneficial Owners. Under the rules of the SEC, and for the purpose of the following tables, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power and/or investment power with respect to such security. Except as set forth in the following table, as of October 31, 1994, no person known to NUI owned beneficially more than 5% of the outstanding shares of Common Stock, including those shares which persons had the right to acquire within 60 days of that date by the exercise of stock options:

           Name and Address of                                Percent
            Beneficial Owner       Number of Shares          of Class

                John Kean               507,508(1)               5.5%
            550 Route 202-206
      Bedminster, New Jersey 07030

             Stewart B. Kean            709,034(2)               7.7%
                  Box 1
       Elizabeth, New Jersey 07207

   (1) Includes (a) 133,884 shares over which Mr. John Kean has sole voting and investment power, including 14,225 shares of restricted stock issued under the 1988 Plan and (b) 373,624 shares over which Mr. Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

   (2) Includes (a) 335,410 shares over which Mr. Stewart B. Kean has sole voting and investment power, and (b) 373,624 shares over which Mr. Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.


   Security Ownership of Management. The following table shows, as of October 31, 1994, the number and percent of the shares of Common Stock beneficially owned by each director, named executive officers and by all directors and officers of NUI as a group, including those shares which persons have the right to acquire within 60 days of that date by the exercise of stock options:

   Title of Class  Beneficial Owner   Number of Shares(1)(2) Percent of Class

   Common Stock    John W. Atherton, Jr.      2,121                *
                   Calvin R. Carver         121,141              1.3%
                                              2,477(3)
                   Vera King Farris             641                *
                   James J. Forese            2,228                *
                   John Kean                507,508(4)           5.5%
                   Robert W. Kean, Jr.        5,968              1.3%
                                            114,482(5)
                   Jack Langer               63,110                *
                                              7,631(6)
                   Bernard S. Lee             3,457                *
                   R. V. Whisnand             2,228                *
                   John Winthrop              4,845                *
                   John Kean, Jr.            25,802                *
                                             16,812(5)
                   Robert P. Kenney          16,584                *
                   David P. Vincent          25,415                *

                  18 directors and executive
                  officers as a group       972,018              10.6%

   *  Less than 1.0%.
   (1) With respect to the 1988 Stock Plan, includes (a) deferred grants of shares of restricted stock payable to non-employee directors, as follows:
   Messrs. Atherton, R. W. Kean, Jr. and Winthrop, 1,971 shares each; Messrs Carver, Forese and Whisnand, 2,078 shares each; and Mr. Lee and Ms. Farris 1,457 shares and 408 shares, respectively, and all directors as a group, 14,012 shares; and (b) shares of restricted stock, as follows: Messrs. Langer, 4,625 shares, John Kean, Jr., 7,675 shares, Kenney, 8.925 shares, Vincent, 6,775 shares, and all directors and officers as a group, 50,005 shares. Also includes shares that could be purchased under options granted under the NUI 1983 Stock Option Plan that terminated in March 1993, as follow: Messrs. John Kean, Jr., 5,000 shares, Vincent, 4,800 shares; and all directors and officers as a group, 13,000 shares.

   (2) Except as noted, each beneficial owner indicated has sole voting and investment power with respect to the shares indicated next to such person's name.

   (3) Beneficial owner indicated has no voting power but shares investment power with respect to these shares.

   (4) Includes (a) 133,884 shares over which Mr. John Kean has sole voting and investment power, including 14,225 shares of restricted stock issued under the 1988 Plan and (b) 373,624 shares over which Mr. Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

   (5) Beneficial owner has shared voting and investment power with respect to these shares.

   (6) Beneficial owner claims no voting or investment power with respect to such shares.

                               EXECUTIVE OFFICERS

          The following information, as of October 31, 1994, is provided with respect to each executive officer of NUI. Officers are elected to serve until the first meeting of the Board of Directors following the next annual meeting of the shareholders or until their successors are elected and qualified, subject to earlier termination by removal or resignation. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected.

          John Kean, age 65
          Chairman and Chief Executive Officer

          Mr. Kean has served as chairman and chief executive officer since October 1994 and prior thereto as president and chief executive officer of NUI and as a director since 1969. See "Election of Directors" for information regarding Mr. Kean's business experience.

          John Kean, Jr., age 37
          President and Chief Operating Officer

          Mr. Kean has served as president and chief operating officer of NUI since October 1994, as executive vice-president of NUI from January 1992 to September 1994, as executive vice president of EGC from March 1993 to September 1994 and as chief financial officer of NUI from March 1991 to March 1993. Mr. Kean had served as vice-president operations from February 1990 until his appointment as chief financial officer. From June 1988 through February 1990, Mr. Kean was executive vice-president and chief operating officer of KCS Energy Group ("KCS")*, a company which had been owned by NUI until May 1988 when all of the outstanding shares of its common stock were distributed to the NUI shareholders. Between January 1985 and June 1988, Mr. Kean served NUI as assistant vice-president strategy development. Through February 16, 1995, Mr. Kean served as a director of KCS and chairman of PIM Corporation*; he has chosen not to stand for reelection as a director of KCS and PIM. He has served also as a director and chief executive officer of several of KCS's subsidiary companies.

          Frank T. Bahniuk, age 57
          Senior Vice-President

          Mr. Bahniuk has served as senior vice president since August 1994. Previously, he had been a senior vice-president of EGC from 1985 and vice-president of operations and engineering of EGC from 1979.

          Michael J. Behan, age 48
          Vice-President

          Mr. Behan has served as vice-president since March 1993, and as assistant vice-president since June 1990. Mr. Behan is also president of Natural Gas Services, Inc., a subsidiary that was formed in 1992 to manage certain service requirements of other utilities on a contract basis. In addition, for more than the last five years, Mr. Behan has served as president of Anson Sphere Corporation*, an international trade consulting firm.

   ------------------------------------
   *Not affiliated with NUI Corporation


          Joseph P. Coughlin, age 60
          Senior Vice-President and Secretary

          Mr. Coughlin has served as senior vice-president since 1985, as treasurer from 1971 to 1994 and as secretary since 1990. Mr. Coughlin is also secretary of EGC and served as treasurer of EGC from 1973 to 1994. Mr. Coughlin had served as senior vice-president finance and administration and as chief financial officer until March 1991. He is a certified public accountant.

          Robert P. Kenney, age 60
          President - New Jersey Division

          Mr. Kenney has served as president and chief executive officer of EGC since 1991. He had been a senior vice president of EGC from 1985 until 1991. He has served as a director of the Florida Division since October 1991 and since 1988 has served as chairman of the board of Utility Billing Services, Inc., a subsidiary of NUI.

          Jack Langer, age 57
          President - Florida Division
          (until December 6, 1994)

          Mr. Langer served as president of the Florida Division since 1987 and chief executive officer of the Florida Division since 1991 and as a director of NUI since 1988. During the last five years, until December 6, 1994, Mr. Langer had served as president and chief executive officer of the Florida Division and he served as president and chief operating officer of City Gas until 1988.

          Bernard F. Lenihan, age 48
          Vice-President and Controller and Chief Accounting Officer

          Mr. Lenihan has served as vice president and controller and chief accounting officer since February 1994. Previously, Mr. Lenihan served as vice president and chief accounting officer of EGC from 1986, and as assistant vice president - accounting and controller of EGC from 1982.
   Mr. Lenihan is a certified public accountant.

          Robert F. Lurie, age 37
          Treasurer

          Mr. Lurie has served as treasurer since February 1994. During the five years prior thereto he served as director in the office of public finance for the treasury department of the State of New Jersey.

          David P. Vincent, age 51
          Executive Vice-President and Chief Financial Officer

          Mr. Vincent has served as chief financial officer since March 1993 and as executive vice-president since August 1988. Prior thereto, Mr. Vincent served as vice-president strategy development.

                             EXECUTIVE COMPENSATION

   Compensation Committee Report on Executive Compensation

          The compensation committee of the Board of Directors (the "Committee"), comprised of five independent, non-employee directors (See "Election of Directors - Committees of the Board of Directors") is responsible for developing and making recommendations to the Board with respect to the Corporation's executive compensation policies. Pursuant to authority delegated by the Board, the Committee determines the long-term compensation awards for the chief executive officer and each of the other officers of the Corporation. None of the members of the Committee is or has been an officer or employee of the Corporation or any of its subsidiaries. Among other resources, the Committee consults from time to time with independent compensation experts to assist it in the development of its recommendations and conclusions.

          The Committee believes that the executive officers' compensation program should be aligned with the Corporation's long-term strategic goals and performance and the enhancement of shareholder value. Accordingly, the program is designed to:

   o Reward executives for long-term strategic management and the enhancement of shareholder value through increased common stock ownership in the Corporation.

   o Align compensation programs with the Corporation's annual and long-term strategic planning and measurement processes.

   o Support a performance-oriented environment that rewards performance not only with respect to the Corporation's goals but also with respect to NUI's performance as compared with other natural gas distribution companies.

   o Attract and retain key executives who are critical to the long-term success of the Corporation.

      The Corporation's executive officers' compensation program is comprised of base salary, annual cash bonus, long-term compensation and various benefits, including medical plans and defined benefit and defined contribution retirement plans that are generally offered to salaried employees. Long-term compensation is comprised of opportunities for grants and awards under the Corporation's 1988 Stock Plan ("the Plan"). Under the Plan, certain elements of compensation may be awarded in shares of NUI
   Common Stock. In addition, executive officers and certain other key employees are eligible under the Plan to be granted options to purchase shares of Common Stock at prices equal to the market price per share on the date the options were granted. Stock appreciation rights may be granted in tandem with the options. Options must be exercised within ten years from the date of grant. Supplementary medical and pension plans are in effect for executive officers other than those that participate in the Florida Division benefit plans. Mr. Langer participates in the benefit plans that are generally offered to salaried employees of the Florida Division, including an employee stock ownership plan and a defined benefit retirement plan.

          The Committee believes that the executive compensation program provides an overall level of compensation opportunity that is competitive with gas distribution companies of comparable size. Actual compensation levels may be greater or less than levels in comparable companies based


   upon annual and long-term corporate performance as well as individual performance. The Committee will use its discretion to set executive compensation when, in its sole judgment, circumstances so warrant.

          The Committee's review of the Corporation's performance for fiscal 1994 considered the achievement of financial results including, but not limited to, operating margins, pretax operating income, pretax operating cash flows and net income as compared with prior years amounts. Changes in financial measures such as dividend coverage, return on assets, return on equity, operating ratio, net income per share and market price per share compared to book value per share were evaluated. The Committee also considered the five year and the most recent twelve month trends in the cumulative total return on NUI Common Stock as compared with other gas distribution companies. The Committee evaluated the overall impact of the foregoing and did not specifically differentiate the relative weight of each factor.

          In assessing the level of stock awards the Committee believes that increasing management's ownership of NUI Common Stock aligns the long-term interest of management with the interest of the shareholders. Accordingly, the level of stock awards is designed primarily to recognize management's progress toward the achievement of long-term strategic goals.

          A summary of the compensation awarded to John Kean, chairman and chief executive officer, and other executive officers of NUI is set forth on page 16 in the Summary Compensation Table. The salary paid and the restricted stock awarded to Mr. Kean reflected on such Table is based on decisions made by the Committee in November 1993. Mr. Kean's compensation package is subject to review and change based upon among other things NUI's performance. Since NUI's 1994 results were disappointing, his compensation package was impacted accordingly. In November 1994, based upon an evaluation of the Company's overall performance for fiscal 1994, the Committee decided that Mr. Kean's base salary will not be increased for 1995. In addition, based on such 1994 performance, no cash bonus was paid to Mr. Kean for fiscal 1994 and the restricted stock granted to him is well below the awards in prior years.

   R. V. Whisnand, Chairman
   John W. Atherton, Jr.
   Vera K. Farris
   James J. Forese
   Bernard S. Lee


   Members of the Compensation Committee


   The graph below reflects the Corporation's stock performance and a comparison with the S&P 500 and the Edward D. Jones and Co. Natural Gas Distribution Return Comparison as obtained from Edward D. Jones and Co.


   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
   AMONG NUI CORP., S&P 500 INDEX AND GAS UTILITIES INDEX

                                                                Gas
   Measurement Period                                           Utilities
   (Fiscal Year Covered)       NUI Corp.         S&P 500 Index  Index

   Measurement Pt. 9/30/89    $100.00              $100.00      $100.00

   FYE 9/30/90                $ 81.17              $ 90.76      $105.61
   FYE 9/30/91                $105.63              $118.94      $127.59
   FYE 9/30/92                $165.15              $132.02      $158.90
   FYE 9/30/93                $216.43              $149.11      $202.67
   FYE 9/30/94                $145.72              $154.66      $184.86

   Assumes $100 invested on September 30, 1989 in NUI Common Stock, the S&P 500 index and the Edward D. Jones & Co. group of natural gas distribution companies. All on a total return basis which assumes reinvestment of dividends.

   Annual Compensation, Long-Term Compensation and All Other Compensation

     The following table summarizes the compensation paid to NUI's chief executive officer and each of the other four most highly compensated executive officers of NUI required to be reported for each of the past three fiscal years:

                                   Summary Compensation Table

                                                                 Long Term
                                                               Compensation

                                     Annual Compensation           Awards
                                                                 Restricted
             Name and                                              Stock        All Other
             Principal                     Salary     Bonus       Award(s)     Compensation
             Position            Year       ($)        ($)         ($)(1)         ($)(2)


     John Kean                   1994  $272,450      $     --       $ 119,025    $12,906
     Chairman and chief          1993   261,325       115,700         116,663     14,660
     executive officer           1992   248,675       105,800         117,263         --

     Robert P. Kenney            1994  $200,275      $     --       $  82,800    $ 7,283
     President - New Jersey      1993   188,500        65,100          77,775      7,685
     Division                    1992   175,000        54,700          67,575         --

     Jack Langer                 1994  $198,775      $     --       $  31,050    $59,340
     President - Florida         1993   190,700        48,800          26,563     71,796
     Division                    1992   181,600        44,100          71,550         --

     John Kean, Jr.              1994  $177,800      $     --       $  72,450    $ 6,842
     President and chief         1993   167,600        58,000          64,050      7,019
     operating officer           1992   152,125        52,300          55,650         --

     David P. Vincent            1994  $163,700      $     --       $  59,513    $ 6,427
     Executive vice-             1993   156,700        51,400          57,188      5,562
     president and chief         1992   149,125        48,900          51,675         --
     financial officer
<F1>
    (1) Recipients of restricted shares of NUI Common Stock generally have the rights of a shareholder with respect to such stock, except that none of the restricted stock may be sold, transferred, assigned, pledged or otherwise encumbered during the Restricted Period, as defined in the 1988
   Plan, and such shares are generally subject to forfeiture if the grantee does not remain an employee of NUI until the termination of the Restricted
   Period. The Restricted Period with respect to each of the awards included in the table above is two years for 50% of the shares awarded, three years for an additional 25% of the shares awarded and four years for the remaining 25% of the shares awarded. Restricted shares of Common Stock are eligible for the payment of cash dividends at the same rate that is paid on shares held by other shareholders. As of September 30, 1994, restricted shares of Common Stock held by the executive officers named in the table above and the market value thereof were as follows: John Kean, 14,225 shares, $259,606; Robert P. Kenney, 8,925 shares, $162,881; Jack Langer,
   4,625 shares, $84,406; John Kean, Jr., 7,675 shares, $140,069; and David
   P. Vincent, 6,775 shares, $123,644.
<F2>
   (2) Includes for Jack Langer $36,260, the value of 1,543 shares of NUI
   Stock allocated on June 24, 1994, under the employee stock ownership plan and $19,300 paid for unused vacation.  Includes $5,605 for John Kean;
   $5,299 for Robert P. Kenney; $5,138 for John Kean, Jr.; and $4,969 for
   David P. Vincent as the employer match applicable to employee contributions to a 401(k) plan.  Includes $2,808 for John Kean; $1,800 for
   Robert P. Kenney; $3,780 for Jack Langer; $264 for John Kean, Jr.; and
   $1,152 for David P. Vincent applicable to life insurance and $443 for John
   Kean; $184 for Robert P. Kenney; $1,440 for John Kean, Jr.; and $306 for
   David P. Vincent applicable to a medical expense reimbursement program.
   Includes $4,050 director fee received by John Kean from EGC.

     Retirement Benefit Plans. The executive officers of NUI, other than participants in the Florida Division Plans (see "Florida Division Pension Plan"), earn retirement benefits that may be payable under three separate plans: (1) the NUI Retirement Plan, a funded plan in which more than 70% of the Company's employees are eligible to participate; (2) the ERISA Excess Benefits Plan, an unfunded plan that is designed to provide benefits for those participants in the NUI Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code of 1986 (the "Code"); and (3) the Supplemental Retirement Benefits Plan, an unfunded plan that provides additional benefits to certain key executive employees, including those listed in the Summary Compensation Table. Whereas participants in the NUI Retirement Plan and the ERISA Excess Benefits Plan become vested in their benefits under vesting requirements imposed by the Employee Retirement Income Security Act of 1974, participants in the Supplemental Retirement Benefits Plan are eligible to receive benefits from the plan only if they reach retirement age while working for the Company.

     The following table shows the maximum aggregate annual retirement benefits payable from all three plans at normal retirement age for various levels of final average compensation and years of service, assuming the election of retirement allowance payable as a life annuity with two years certain:
                                       Years of Service

                                  10      20      30      40
                  Remuneration  Years    Years   Years   Years

                      $50,000 $10,000 $20,000  $30,000 $30,000
                      100,000  20,000  40,000   60,000  60,000
                      150,000  30,000  60,000   90,000  90,000
                      200,000  40,000  80,000  120,000 120,000
                      250,000  50,000 100,000  150,000 150,000
                      300,000  60,000 120,000  180,000 180,000
                      350,000  70,000 140,000  210,000 210,000
                      400,000  80,000 160,000  240,000 240,000
                      450,000  90,000 180,000  270,000 270,000

     Average annual compensation utilized for formula purposes includes salary and bonus as reported on the "Summary Compensation Table." The benefit amounts shown in the preceding table are not subject to any deduction for Social Security benefits or other offset amounts. The number of years of service now credited under the NUI Retirement Plan for the participants listed in the "Summary Compensation Table" is as follows:
   John Kean, 39 years; Robert P. Kenney, 25 years; John Kean, Jr., 9 years; and David P. Vincent, 8 years.

     The NUI Retirement Plan, which is funded entirely by the Corporation, provides that a participant retiring at or after age 65 will receive an

   annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/2% of the participant's final average compensation (the average of the highest sixty consecutive months base salary) multiplied by the number of years of credited service. Benefits payable to participants in the NUI Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code. The ERISA Excess Benefits Plan will pay the difference between the amount payable to the participant under the NUI Retirement Plan and the amount the participant would have been paid but for the limitations pursuant to Section 415 of the Code. Benefits under this Plan are subject to the same terms and conditions as the benefits payable to the participant under the NUI Retirement Plan.

     The unfunded Supplemental Retirement Benefits Plan provides that each eligible employee who reaches retirement age while working for the Corporation may receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 2% of the participant's final average total compensation (the average of the highest sixty consecutive months earnings including cash bonuses earned) multiplied by the number of years of credited service up to a maximum of 60%. Benefits otherwise payable under the unfunded Supplemental Retirement Benefits Plan are reduced by amounts payable under the NUI Retirement Plan and the ERISA Excess Benefits Plan.

     Florida Division Pension Plan. The non-bargaining-unit employees of the Florida Division, including Mr. Langer, are eligible to participate in the Florida Division Plans which, generally, are the plans that were in effect when the Florida Division was acquired in 1988 by NUI. The Florida
   Division Plans, including the Florida Division Pension Plan and Trust which is funded entirely by the Corporation, provide that a participant retiring at or after age 65 will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/4% of the participant's final average compensation (the average of the highest sixty consecutive months payroll compensation in the last ten years of the participant's service are subject to report on Internal Revenue Service Form W-2) multiplied by the number of years of credited service. Benefits payable to participants in the Florida Division Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code, which as of the date of this Proxy Statement limit the participant's eligible final average compensation to $150,000.

     The following table shows the maximum aggregate annual retirement benefit payable to Mr. Langer at normal retirement age for various levels of final average compensation and years of service, assuming the election of retirement allowance payable as a life annuity with two years certain:

                                       Years of Service

                                  10      20      30      40
                  Remuneration  Years   Years   Years   Years
                      $50,000  $6,250 $12,500 $18,750 $25,000
                      100,000  12,500  25,000  37,500  50,000
                      150,000  18,750  37,500  56,250  75,000
                      200,000  18,750  37,500  56,250  75,000

     Average annual compensation utilized for formula purposes includes salary, bonus, the value of restricted stock grants and payments for unused vacation, as reported on the "Summary Compensation Table" and as


   reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code, which as of the date of this Proxy Statement limit the participant's annual average compensation for formula purposes to $150,000. The benefit amounts shown in the preceding table are not subject to deduction for Social Security benefits or other offset amounts. The number of years of service now credited under the Florida Division Retirement Plan for Mr. Langer is 33 years.

   Options and SARs

     No options or SARs were granted in the most recent fiscal year to any of the executive officers named in the "Summary Compensation Table" and no outstanding options or SARs were repriced in the most recent fiscal year.

               Aggregated Option/SAR Exercises in 1994 Fiscal Year
                 Option and SAR Values as of September 30, 1994
                                                                              Value of
                                                                             Unexercised
                           Shares                   Number of Securities    In-the-Money
                          Acquired                Underlying Unexercised    Options/ SARs
                             on        Value      Options/SARs at FY-End      at FY-End
                          Exercise   Realized               (#)             Exercisable /
       Name                 (#)         ($)      Exercisable/Unexercisable  Unexercisable

       John Kean, Jr.     --           --                 5,000/              $ 3,125/
       David P. Vincent   --           --                 4,800/              $11,904/

   Long-Term Incentive Plan Awards

     No long-term incentive plan awards were granted or paid out in the most recent fiscal year to any of the executive officers named in the "Summary Compensation Table."


   Employment Contracts, Termination of Employment and Change in Control Agreements

     Certain key employees of the Corporation, including the executive officers named in the "Summary Compensation Table," have entered into employment agreements with NUI whereby, in the event there shall have been a change in control (as defined) and employment shall have been terminated within thirty-six months after the change in control for reasons other than as provided for in the employment agreement, the employer shall pay to the executive officer as severance an amount equal to twice the sum of the executive officer's annual base salary plus the highest incentive compensation earned during the most recent twenty-four months. In addition, all employee benefit plans in which the executive officer is eligible to participate would continue for two years; all incentive awards not yet paid would be payable; the spread between the exercise price and the higher of the highest bid price during the twelve months preceding termination or the highest price per share paid in connection with any change in control would be payable in cash in lieu of stock issuable upon the exercise of stock options. If any payments pursuant to the plan are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the employer shall gross up the payment so that the net amount shall be equal to the payments prior to the payment of any excise tax.

     There are no other compensatory plans or arrangements involving the resignation, retirement, termination or change in responsibilities of the executive officers named in the "Summary Compensation Table."

                                  ANNUAL REPORT

     The Annual Report of NUI for the fiscal year ended September 30, 1994 has previously been mailed to shareholders. Shareholders are referred to such report for financial and other information about the activities of the Corporation. The NUI Annual Report is not a part of this Proxy Statement nor of the proxy solicitation materials.

     The Corporation will furnish without charge a copy of its most recent annual report on Form 10-K submitted to the SEC to any beneficial owner of the Corporation's shares upon receipt of a written request from such person. Please direct all such requests to Mr. Joseph P. Coughlin, Secretary, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760.

                              SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC. Should a shareholder intend to present a proposal at next year's NUI annual meeting, it must be received by the Secretary of NUI (at its principal executive offices at 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760) by not later than September 29, 1995 in order to be included in NUI's proxy statement and form of proxy relating to that meeting. Under the rules of the SEC, shareholders submitting such proposals are required to have held shares of the Corporation's Common Stock amounting to $1,000 in market value for at least one year prior to the date of submission.

     It is important that the proxies be returned promptly. Shareholders who do not expect to attend the Annual Meeting in person are urged to mark, sign, date and return the form of proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States.

     Participants in NUI Direct: A Common Stock Investment Plan, formerly, the NUI Dividend Reinvestment & Stock Purchase Plan, ("NUI Direct") and the City Gas Company of Florida Employee Stock Ownership Plan, ("the City Gas ESOP") please note: The proxy card includes the number of shares held in your name according to the shareholder record books and the number of shares, beneficially owned by you, that are held by Mellon Securities Trust Company as Agent for NUI Direct and by Mr. H. Earl Barber, as nominee for the City Gas ESOP.

                                           By Order of the Board of Directors


                                                   JOSEPH P. COUGHLIN
                                                   Secretary

   Dated:  January 27, 1995
   Bedminster, New Jersey


                                    BACK PAGE


   Map and directions to Meeting site


                              PROXY CARD  (FRONT)


   NUI Corporation                                                   Proxy
   _______________________________________________________________________

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints John Kean, and Joseph P. Coughlin, or either one of them, with full power of substitution, attorneys, agents and proxies to vote on behalf of the undersigned at the annual meeting of shareholders of NUI Corporation to be held on March 14, 1995 at 10:30 a.m. or any adjournment thereof:


               (continued and to be signed on the reverse side)



                                PROXY CARD (BACK)

   This proxy when property executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR with respect to Items I and II.


   I.ELECTION OF DIRECTORS:  John Kean, John Kean, Jr., Bernard S. Lee

   For all nominees     WITHHOLD                  (Instruction:  To withhold
   listed above         AUTHORITY                  authority to vote for any
   (except as marked    to vote for all nominees   individual nominee, strike
   to the contrary)     listed above               a line through the
                                                   nominee's name.)

      ____                 ____


   II.  PROPOSAL TO APPROVE THE        III.  In their discretion, the Proxies
        APPOINTMENT OF Arthur                are authorized to vote upon such
        Andersen & Co. as the                other business as may properly
        independent public                   come before the meeting.
        accountants of NUI.

       FOR      AGAINST     ABSTAIN

      ___         ___         ___


                               WITNESS my hand this _____ day of _____, 1995.
                                                      (Please date)

   ____________________________________________
   Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE.

   "PLEASE MARK INSIDE BLUE
   BOXES SO THAT DATA PROCESSING
   EQUIPMENT WILL RECORD YOUR VOTES"